Exhibit 99.1

INSPIRED REPORTS THIRD QUARTER 2020 RESULTS

●	Third Quarter Revenue of $60.1 million including $9.3 million of income related to UK VAT Rebate

●	Adjusted EBITDA[1] of $25.0 million including $9.1 million of income related to UK VAT Rebate

●	Third Quarter Online Revenue[2] increased 75% year-over-year on a pro forma basis[3]

●	Third Quarter Average Customer Gross Win Per Unit Per Day in the UK, Italy and Greece achieved approximately pre-COVID levels[4]

●	Liquidity position remains strong with cash of $43.9 million at quarter end. $32.5 million of additional cash in respect of VAT-related income has been received in fourth quarter 2020 with an incremental $4.1 million expected

New York, New York, November 12, 2020 - Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) today reported financial results for the three months ended September 30, 2020.

●	Total Revenue increased to $60.1 million, from $15.6 million in second quarter 2020 and $26.6 million in third quarter 2019 on a reported basis[5]. Third quarter 2020 revenue included a $9.3 million payment from a UK LBO customer related to our contractual revenue share of a customer’s VAT rebate (“VAT-related income”) and $24.3 million from the Novomatic Gaming Technology Group that Inspired acquired on October 1, 2019 (“Acquired Businesses”).

●	Adjusted EBITDA increased to $25.0 million, from $2.1 million in second quarter 2020 and $8.8 million in third quarter 2019. Third quarter 2020 Adjusted EBITDA included $9.1 million of VAT-related income (in conjunction with third party fees) and $5.1 million for the Acquired Businesses. Excluding these, the legacy business Adjusted EBITDA was $10.9 million, an increase of 24.7% from $8.7 million in the prior year, exhibiting growth in the online business and strong retail recovery immediately following customer’s retail venues reopening.

●	Total Online Revenue increased to $7.8 million, up 74.7% from third quarter 2019 on a pro forma basis, demonstrating the growing presence and popularity of the Company’s online offerings across gaming and Virtual Sports online channels.

●	Adjusted EBITDA Margin[1] was 41.6% (including the impact of VAT-related income; without the VAT income the margin would have been 31.3%), which compares to 13.5% in second quarter 2020 and 26.2% in third quarter 2019 on a pro forma basis. In addition to acquisition synergies, COVID-19 cost cutting has created increased efficiencies and permanent cost reductions in the business.

●	Net Cash Provided by Operating Activities Less Cash from Investing Activities during the quarter increased to an inflow of $14.8 million from an outflow of $4.0 million in the prior year period representing an $18.8 million increase in cash generation. This was helped by a $9.3 million VAT-related income payment as well as strong working capital inflow.

1 “Adjusted EBITDA” and “Adjusted EBITDA Margin” are non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to the most directly comparable GAAP measures in the accompanying supplemental table. Adjusted EBITDA Margin is calculated as a percent of Revenue.

2 Online Revenue includes revenue derived from the Company’s Scheduled Online Virtuals, Interactive online and Acquired Businesses online.

3 “Pro forma” is a non-GAAP financial measure defined below under “Non-GAAP Financial Measures” and reconciled to the most directly comparable GAAP measures in the accompanying supplemental table.

4 Based on Server Based Gaming machines in actual operation.

5 Currency movements in the quarter did not materially affect the reported position.

Summary of Consolidated Third Quarter 2020 Financial Results
(unaudited)

					Functional
	Quarter Ended			Currency	Currency
	September 30		Change	Movement	Growth
	2020	2019	(%)	2020	(%)
(In $ millions, except per share figures)
GAAP Measures:
Revenue	$60.1	$26.6	125.9%	$2.6	116.2%
Net operating income (loss)	$8.2	$(5.7)	NM2	$0.2	NM2
Net income (loss)	$0.3	$(8.5)	NM2	$(0.1)	NM2
Net income (loss) per diluted share	$0.01	$(0.38)	NM2
Non-GAAP Financial Measures[1]:
Adjusted EBITDA	$25.0	$8.7	185.3%	$0.9	175.0%

1 Reconciliation to GAAP shown below.

2 Percentage change is not meaningful.

“This quarter’s impressive results demonstrate the long-term health of our business and the resiliency of our recurring revenue stream. We have proven in the third quarter that our retail business is well-positioned to recover from COVID-19-related impacts at the same time as we have benefitted from our growing online presence,” said Lorne Weil, Executive Chairman of Inspired. “Despite the challenges of COVID-19 in the quarter, our SBG retail business largely returned to its pre-pandemic performance and our Online business grew 75% year-over-year even with the return of sports and retail. The Acquired Businesses were slower to rebound from the COVID-19 summer lockdown but were able to ramp up throughout the quarter.”

“In addition to our operational results, we have successfully improved our overall cost structure and streamlined our operations as exhibited by our third quarter margin improvements and increased free cash flow,” said Stewart Baker, Executive Vice President and Chief Financial Officer of Inspired. “Bolstering this strong recovery, we received a VAT-related income payment of $9.3 million from a customer during the third quarter and have received $32.5 million so far in the fourth quarter, with an incremental $4.1 million in recoveries anticipated. We expect to use these receipts to pay down debt and further improve our liquidity position.”

Management Commentary Regarding COVID-19

The ongoing COVID-19 global pandemic continues to have an impact on our business with our different businesses and geographies affected to varying degrees. Several European countries have re-imposed restrictions on operations up to and including complete or partial closures of our land-based retail customer’s venues. Revenue from our land-based retail customers has been impacted thus far in the fourth quarter as a result of the closure of physical locations in England, Italy and Greece.

Management has taken an aggressive range of actions in response to these events, including the implementation of cost-saving measures across its workforce and further delays of non-essential capital expenditures. We are confident we will get through these uncertain times and prosper as our business has proven it can rebound quickly from COVID-19-related impacts. However, we anticipate these events will have a negative impact on our fourth quarter 2020 results.

Weil concluded, “I am very pleased with the third quarter results and proud of the Inspired team for their collective efforts during these challenging times. Whilst we anticipate a negative impact in the fourth quarter due to the recent resurgence of COVID-19-driven measures in parts of Europe, we believe we are well-positioned to recover quickly given (i) the fundamentally local nature of our business comprised of small venues in comparison to destination resorts, (ii) the ability for our machines in the field to be turned on immediately when venues reopen, and (iii) the fact that the vast majority of our business is driven by contracted, recurring revenue which means our backlog remains intact post-lockdown. As we look ahead, we remain focused and disciplined on emerging from this pandemic even stronger and we expect to continue to build the foundation for future growth through the expansion of our Online business, further development of our North American customer base and the acceleration of our UK Pub and Leisure digitization.”

Recent Highlights (through November 12, 2020)

Server Based Gaming (“SBG”)

●	North American Valor™ Sales - 54 Valor™ VLT units were sold in Illinois in the third quarter taking the total number of Valor sales since launch to 331.

●	Retail Estate Recovered Quickly from Initial Wave of COVID-19 Shutdowns - On average in the quarter, the UK, Italy and Greece VLTs were operating largely at pre-COVID levels on a per-unit basis. In particular, per-unit levels in Greece were essentially flat year-over-year despite an 1,100-unit increase to the installed base.

●	Payment on Backdated VAT Tax Rebate – Inspired received $9.3 million from one of our SBG customers in the third quarter related to our contractual revenue share of their UK VAT rebate. We have received $32.5 million so far in fourth quarter 2020 with an incremental $4.1 million in recoveries expected.

Virtual Sports

●	Signed Contract for New North American Lottery Retail Deployment– Subsequent to the end of the third quarter, the Company signed a contract with Intralot, Washington D.C.’s lottery provider, to launch Virtual Sports in 400 retailers throughout D.C. We anticipate V-Play Horses 2.0 should launch in 2021.

●	High-Profile Virtual Events – During the quarter, Inspired announced two more high-profile virtual events, including the virtual Lexus Melbourne Cup and the Greatest Ever Cox Plate in Australia to be televised in fourth quarter 2020.

●	Launched Virtual Plug & Play™ (“VPP”) with First Customers – Our complete end-to-end online virtual sportsbook product that allows 14 channels of Virtuals launched in the third quarter with several customers, including DraftKings in New Jersey.

●	New Geographies – During the quarter we signed VPP online virtual sportsbook contracts with Sisal Sans in Turkey, which launched in third quarter 2020, and with Caliente to launch in Latin America in 2021.

●	Launched New Channels of Online Virtual Sports - Signed contract and launched six channels of online Virtual Sports with all GVC European brands, including bwin, Sportingbet and Partypoker in the third quarter.

●	First Social Deployment – FendOff Sports launched VPP during the quarter, marking them the first social gaming platform provider to launch Inspired’s Virtuals.

●	New Channel in Greece - Launched Virtual Basketball in approximately 3,700 OPAP retail venues on a new dedicated channel subsequent to the end of the quarter.

Interactive (Results Included within Virtual Sports)

●	Launched 8 New Customers in the Quarter – Our Interactive content launched with several new customers including Kindred, Stoiximan, 10Bet and Caliente in third quarter 2020.

●	Expanded Portfolio of Interactive RGS Aggregators – Launched a selection of premium slots on Pariplay, iForium NJ, and Relax’s content aggregation platforms during the quarter.

●	New Game Launches – 8 new games were launched during the quarter including our Big Bonus, Something Fruity, Neon Pyramid and Jin Chan Cash.

●	Germany Deployment - Delivered 11 games to German market in October with 10 more to come in fourth quarter 2020.

Acquired Businesses

●	Contract Renewals – Signed five-year Welcome Break contract renewal subsequent to the end of the quarter. Welcome Break is one of the UK’s leading independent motorway service operators and has sites across the UK.

Overview of Third Quarter Results Versus Prior Year Third Quarter on a Reported Basis

SBG Revenue was $25.5 million, an increase of 39.0% from $18.3 million in third quarter 2019, in part due to $9.3 million in VAT-related income. SBG Service Revenue was $23.7 million, an increase of 53.1% from $15.5 million in third quarter 2019. SBG service revenue was favorably impacted by the VAT-related income and growth in the Greek estate ($0.6 million), which was offset by higher taxes, new card reader and recovery of incomes post-COVID-19 in Italy ($0.9 million) as well as a reduction in the UK estate ($1.5 million). SBG Hardware Revenue declined to $1.8 million from $2.8 million in the third quarter 2019. Revenue during the quarter was attributable to the sale of Valor™ terminals ($0.8 million) and additional Sabre Hydra™ electronic table games ($0.4 million).

Virtual Sports Revenue, which includes Interactive, increased 31.6% to $10.9 million from $8.3 million in third quarter 2019. Due to the COVID-19 stay-at-home orders and growing migration to gaming online, Scheduled Online Virtuals increased $1.4 million and Interactive increased $1.6 million year-over-year while retail recurring revenue declined $0.5 million from the COVID-19 shutdowns.

Acquired Businesses Service Revenue was $22.4 million in third quarter 2020. Revenue from pubs, leisure parks, motorway service areas (“MSAs”) and adult gaming centers (“AGCs”) was lower than the prior year as a result of re-openings taking place more gradually and restrictions due to social distancing, all as a result of COVID-19. Revenue generated from pub customers was $5.9 million, compared to $7.8 million in the prior year period6; leisure park customers was $7.2 million, compared to $14.1 million in the prior year period; and MSA and AGC customers was $4.5 million, compared to $6.0 million in the prior year period. Acquired Businesses Hardware Revenue was $1.9 million in third quarter 2020 versus $5.2 million in third quarter 2019.

SG&A expenses increased by $10.4 million, or 90.5%, to $21.9 million. Incremental SG&A expenses from the Acquired Businesses amounted to $12.1 million, which was partially offset by a $1.7 million reduction in SG&A for SBG and Virtual Sports.

6 Acquired Businesses Revenue was not included in Inspired Revenue in the prior year. Included to add context.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional exclusions and adjustments. Such additional excluded amounts include stock-based compensation U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs, (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business. This does not include any adjustments related to COVID-19.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Functional Currency at Constant rate. Currency impacts shown have been calculated as the current-period average GBP: USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as functional currency at constant rate, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP: USD rate, as a proxy for functional currency at constant rate movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a functional currency at constant rate basis.

Pro Forma financial information is intended to illustrate the combined impact of the Company’s Acquired Businesses by showing how the specific transaction might have affected historical financial statements had the acquisition occurred at the beginning of the acquirer’s most recently completed fiscal year.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss, to Adjusted EBITDA are shown below. The 2019/2020 EBITDA comparison does not include the Acquired Businesses in the 2019 results.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 9:00 a.m. ET / 2:00 p.m. UK on Thursday, November 12, 2020 to discuss the financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-844-746-0725 (US) or 1-412-317-5264 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay of the call: A telephone replay of the call will be available one hour after the conclusion of the call until November 19, 2020 by dialing 1-877-344-7529 (US) or 1-412-317-0088 (International), via replay access code 10148934. A replay of the webcast will also be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, social and leisure operators across retail and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for more than 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 44,000 retail channels; digital games for 100+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 19,000 devices.  Additional information can be found at www.inseinc.com.

Forward Looking Statements

This news release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date, and Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2019 and in Inspired’s subsequent quarterly reports on Form 10-Q, which are available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov. In addition, the statements made by the Company with respect to the potential future impact of COVID-19 on the Company’s business and operations, and the Company’s expected responses thereto, are forward-looking statements. The Company encourages investors to visit its website from time to time, as information is updated and new information is posted. The Company does not undertake to update its forward-looking statements, except as may be required by law.

Contact:

For Investors

Aimee Remey

aimee.remey@inseinc.com

+1 646 565-6938

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Cash	$43.9	$29.1
Accounts receivable, net	28.9	24.2
Inventory, net	16.9	18.8
Prepaid expenses and other current assets	21.3	23.2
Total current assets	111.0	95.3

Property and equipment, net	65.8	79.3
Software development costs, net	40.9	46.9
Other acquired intangible assets subject to amortization, net	7.5	9.9
Goodwill	79.3	80.9
Right of use asset	12.2	9.4
Investment	—	0.6
Other assets	3.6	5.1
Total assets	$320.3	$327.4

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$25.6	$22.2
Accrued expenses	35.0	31.2
Corporate tax and other current taxes payable	11.4	6.6
Deferred revenue, current	11.0	10.1
Operating lease liabilities	3.2	3.6
Other current liabilities	1.0	1.9
Current portion of long-term debt	12.9	2.6
Current portion of finance lease liabilities	0.6	0.1
Total current liabilities	100.7	78.3

Long-term debt	281.6	270.5
Long term finance lease liabilities	0.3	—
Deferred revenue, net of current portion	12.7	17.7
Derivative liability	2.0	—
Operating lease liabilities	9.0	5.2
Other long-term liabilities	9.0	5.2
Total liabilities	415.3	376.9

Commitments and contingencies

Stockholders’ deficit
Preferred stock; $0.0001 par value; 1,000,000 shares authorized	—	—
Series A Junior Participating Preferred stock; $0.0001 par value; 1,000,000 shares authorized; 49,000 shares designated; no shares issued and outstanding at September 30, 2020 and December 31, 2019	—	—
Common stock; $0.0001 par value; 49,000,000 shares authorized; 22,405,376 shares and 22,230,768 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	—	—
Additional paid in capital	349.7	346.6
Accumulated other comprehensive income	38.1	45.1
Accumulated deficit	(482.8)	(441.2)
Total stockholders’ deficit	(95.0)	(49.5)
Total liabilities and stockholders’ deficit	$320.3	$327.4

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in millions, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Service	$56.4	$23.8	$114.8	$80.2
Hardware	3.7	2.8	13.2	6.8
Total revenue	60.1	26.6	128.0	87.0

Cost of sales, excluding depreciation and amortization:
Cost of service	(11.2)	(4.7)	(20.9)	(15.4)
Cost of hardware	(2.5)	(2.3)	(9.8)	(4.9)
Selling, general and administrative expenses	(21.9)	(11.5)	(61.6)	(39.0)
Stock-based compensation expense	(1.1)	(2.2)	(3.1)	(6.6)
Acquisition and integration related transaction expenses	(1.2)	(3.3)	(5.6)	(4.9)
Depreciation and amortization	(14.0)	(8.3)	(39.9)	(27.1)
Net operating income (loss)	8.2	(5.7)	(12.9)	(10.9)

Other income (expense)
Interest income	0.1	—	0.5	0.1
Interest expense	(8.3)	(4.4)	(22.5)	(12.9)
Change in fair value of earnout liability	—	—	—	(2.3)
Change in fair value of derivative liability	—	2.9	—	2.8
Loss from equity method investee	—	—	(0.5)	—
Other finance expense	0.3	(1.2)	(5.9)	(0.9)

Total other expense, net	(7.9)	(2.7)	(28.4)	(13.2)

Income (loss) before income taxes	0.3	(8.4)	(41.3)	(24.1)
Income tax expense	—	(0.1)	(0.3)	(0.1)
Net income (loss)	0.3	(8.5)	(41.6)	(24.2)

Other comprehensive loss:
Foreign currency translation (loss) gain	(4.2)	0.5	(0.7)	0.7
Change in fair value of hedging instrument	(0.4)	3.1	(2.7)	3.4
Reclassification of loss (gain) on hedging instrument to comprehensive income	0.3	(3.4)	1.0	(4.5)
Actuarial losses on pension plan	(0.3)	(3.1)	(4.6)	(4.2)
Other comprehensive loss	(4.6)	(2.9)	(7.0)	(4.6)

Comprehensive loss	$(4.3)	$(11.4)	$(48.6)	$(28.8)

Net income (loss) per common share – basic and diluted	$0.01	$(0.38)	$(1.86)	$(1.11)

Weighted average number of shares outstanding during the period – basic and diluted	22,405,376	22,193,955	22,396,652	21,790,075

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions) (Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(41.6)	$(24.2)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	39.9	27.1
Amortization of right of use asset	2.7	—
Stock-based compensation expense	3.1	6.6
Change in fair value of derivative liability	—	(2.8)
Change in fair value of earnout liability	—	2.3
Impairment of investment in equity method investee	0.7	—
Foreign currency translation on senior bank debt	6.6	4.8
Foreign currency translation on cross currency swaps	—	(3.8)
Reclassification of loss on hedging instrument to comprehensive income	0.7	—
Non-cash interest expense relating to senior debt	2.2	1.4
Changes in assets and liabilities:
Accounts receivable	(5.8)	1.0
Inventory	1.1	(0.3)
Prepaid expenses and other assets	2.8	4.4
Corporate tax and other current taxes payable	5.2	(1.8)
Accounts payable	4.1	8.5
Deferred revenues and customer prepayment	(4.7)	(4.3)
Accrued expenses	16.3	3.3
Operating lease liabilities	(2.3)	—
Other long-term liabilities	0.5	0.2
Net cash provided by operating activities	31.5	22.4

Cash flows from investing activities:
Purchases of property and equipment	(11.9)	(4.9)
Disposals of property and equipment	—	—
Purchases of capital software	(10.1)	(11.6)
Net cash used in investing activities	(22.0)	(16.5)

Cash flows from financing activities:
Proceeds from issuance of revolver	9.2	9.3
Debt fees incurred	(3.1)	—
Repayments of finance leases	(0.7)	(0.3)
Net cash provided by financing activities	5.4	9.0

Effect of exchange rate changes on cash	(0.1)	(1.3)
Net increase in cash	14.8	13.6
Cash, beginning of period	29.1	16.0
Cash, end of period	$43.9	$29.6

Supplemental cash flow disclosures
Cash paid during the period for interest	$0.6	$12.5
Cash paid during the period for income taxes	$0.1	$—
Cash paid during the period for operating leases	$2.4	$—

Supplemental disclosure of non-cash investing and financing activities
Lease liabilities arising from obtaining right of use assets	$(6.1)	$—
Adjustment to goodwill arising from adjustment to fair value of assets acquired	$(0.2)	$—
Capitalized interest payments	$10.6	$—
Property and equipment acquired through finance lease	$1.5	$—
Assets arising from asset retirement obligations	$0.8	$—
Additional paid in capital reclassified from derivative liability	$—	$0.8

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	For the Three-Month Period ended		For the Nine-Month Period ended
	Unaudited	Unaudited	Unaudited	Unaudited
	Sep 30,	Sep 30,	Sep 30,	Sep 30,
(In millions)	2020	2019	2020	2019
Net gain (loss)	$0.3	$(8.5)	$(41.6)	$(24.2)
Items Relating to Discontinued Activities:
Pension charges	0.2	0.1	0.5	0.4

Items outside the normal course of business:
Costs of group restructure	0.4	0.5	0.8	3.1
Acquisition and integration related transaction expenses	1.2	3.3	5.6	4.9
Impairment on interest in equity method investee	-	-	0.7	-

Stock-based compensation expense	1.1	2.2	3.1	6.6

Depreciation and amortization	14.0	8.3	39.9	27.1
Total other expense, net	7.9	2.7	27.9	13.3
Income tax	-	0.1	0.3	0.1
Adjusted EBITDA	$25.0	$8.7	$37.2	$31.3

Adjusted EBITDA	£19.5	£7.1	£29.0	£24.5

Exchange Rate - $ to £	1.29	1.23	1.28	1.28

Scheduled Online Virtual Sports and Interactive Total Pro Forma Revenue

	Three Months Ended			Nine Months Ended
	30-Sep		Change	30-Sep		Change
(In millions of GBP)	2020	2019	%	2020	2019	%

Total Revenue £'m - Scheduled Online Virtuals	£3.2	£2.2	45.0%	£11.1	£7.5	47.4%
Total Revenue £'m - Interactive	£2.0	£0.7	196.9%	£4.8	£2.0	132.7%
Total Revenue £'m - Interactive (Acquired Businesses)(1)	£0.8	£0.7	14.3%	£2.5	£2.0	23.4%

Pro Forma Total Revenue £'m - Scheduled Online Virtuals and Interactive	£6.0	£3.6	67.2%	£18.3	£11.6	58.3%

in millions of USD	$7.8	$4.4	74.7%	$23.5	$14.8	58.9%

Exchange Rate - $ to £	1.29	1.23		1.28	1.28

(1) For 2020 periods, Interactive (Acquired Business) revenue is reported within Acquired Business segment. For 2019 periods, Interactive (Acquired Business) revenue is shown on a pro forma basis.

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

(Unaudited)

Three Months Ended September 30, 2020

	Server Based Gaming	Virtual Sports	Acquired Businesses	Intergroup Eliminations	Corporate Functions	Total
	(in millions)
Revenue:
Service	$23.7	$10.9	$22.4	$(0.6)	$—	$56.4
Hardware	1.8	—	1.9	—	—	3.7
Total revenue	25.5	10.9	24.3	(0.6)	—	60.1
Cost of sales, excluding depreciation and amortization:
Cost of service	(5.0)	(1.2)	(5.6)	0.6	—	(11.2)
Cost of hardware	(0.9)	—	(1.6)	—	—	(2.5)
Selling, general and administrative expenses	(4.5)	(1.4)	(12.1)	—	(3.9)	(21.9)
Stock-based compensation expense	(0.2)	(0.2)	—	—	(0.7)	(1.1)
Acquisition and integration related transaction expenses	—	—	—	—	(1.2)	(1.2)
Depreciation and amortization	(5.4)	(1.5)	(6.8)	—	(0.3)	(14.0)
Segment operating income (loss)	9.5	6.6	(1.8)	—	(6.1)	8.2

Net operating income						$8.2

Total assets at September 30, 2020	$61.1	$69.2	$149.1	$—	$40.9	$320.3

Total goodwill at September 30, 2020	$—	$45.4	$33.9	$—	$—	$79.3
Total capital expenditures for the three months ended September 30, 2020	$1.2	$1.8	$2.4	$—	$1.0	$6.4

Three Months Ended September 30, 2019

	Server Based Gaming	Virtual Sports	Acquired Businesses	Intergroup Eliminations	Corporate Functions	Total
	(in millions)
Revenue:
Service	$15.5	$8.3	$—	$—	$—	$23.8
Hardware	2.8	—	—	—	—	2.8
Total revenue	18.3	8.3	—	—	—	26.6
Cost of sales, excluding depreciation and amortization:			—	—
Cost of service	(4.1)	(0.6)	—	—	—	(4.7)
Cost of hardware	(2.3)	—	—	—	—	(2.3)
Selling, general and administrative expenses	(5.7)	(1.9)	—	—	(3.9)	(11.5)
Stock-based compensation expense	(0.4)	(0.3)	—	—	(1.5)	(2.2)
Acquisition and integration related transaction expenses	—	—	—	—	(3.3)	(3.3)
Depreciation and amortization	(6.8)	(1.3)	—	—	(0.2)	(8.3)
Segment operating income (loss)	(1.0)	4.2	—	—	(8.9)	(5.7)

Net operating loss						$(5.7)

Total assets at December 31, 2019	$80.8	$66.8	$156.7	$—	$23.1	$327.4

Total goodwill at December 31, 2019	$—	$46.4	$34.5	$—	$—	$80.9
Total capital expenditures for the three months ended September 30, 2019	$3.7	$1.4	$—	$—	$0.2	$5.3